Exhibit 5.1

July 16, 2013

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Ladies and Gentlemen:

We have acted as counsel to Best Buy Co., Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s prospectus supplement dated July 11, 2013 (the “Prospectus Supplement”) to the prospectus dated March 8, 2011 relating to the registration statement on Form S-3ASR (File No. 333-172662) (the “Registration Statement”) filed by the Company with the Commission on March 8, 2011 with regard to the offer and sale by the Company of $500,000,000 of the Company’s 5.000% notes due 2018 (the “Securities”) pursuant to an Underwriting Agreement dated July 11, 2013 (the “Underwriting Agreement”) between the Company and the several therein, for which Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC acted as representatives. The Securities will be issued pursuant to the indenture dated as of March 11, 2011 (the “Base Indenture”), as supplemented by the second supplemental indenture thereto (the “Second Supplemental Indenture” and, together, with the “Base Indenture”, the “Indenture”) dated as of July 16, 2013, between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”).

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Securities, when duly executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, will constitute binding obligations of the Company.

The opinion set forth above is subject to the following qualifications and exceptions:

a.              Our opinion stated above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights;

b.              Our opinion stated above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law);

c.               Our opinion stated above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy;

d.              We express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination; and

e.               We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinion expressed above is limited to the laws of the States of Minnesota and New York, and the federal laws of the United States.

We hereby consent to your filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about July 16, 2013, which Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

JBA/SK